UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2010

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5850 Opus Parkway, Suite 300, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 487-9500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

a)              Vital Images, Inc. held its 2010 Annual Meeting of Shareholders on May 11, 2010.

b)             The results of the proposals are as follows:

1.              Elect a Board of Directors to hold offices until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

	Number of Shares Voted
	For	Withheld
James B. Hickey, Jr.	7,695,907	3,586,498
Michael H. Carrel	7,695,361	3,587,044
Oran E. Muduroglu	7,694,607	3,587,798
Gregory J. Peet	6,896,656	4,385,749
Richard W. Perkins	7,561,351	3,721,054
Douglas M. Pihl	5,884,860	5,397,545
Michael W. Vannier, M.D.	7,696,007	3,586,398
Sven A. Wehrwein	5,604,953	5,677,452

2.              Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Number of Shares Voted			Broker
For	Against	Abstaining	Non-votes
13,260,637	205,980	1,401	—

c)              After the votes were tabulated at the Annual Meeting of Shareholders, the Board of Directors (the “Board”) held a special meeting on May 12, 2010, to review the voting. Even though all directors were duly elected under the Company’s plurality voting rules, the Board discussed the results for each individual director. After the discussion, Mr. Wehrwein offered to submit his resignation to the Board in recognition of the fact that, of the votes he received from shareholders voting at the Annual Meeting, 49.68% were “for” votes and 50.32% were “withhold” votes. The offering of such a resignation is not required by any applicable statute or rule, nor by the Company’s bylaws or any Board or Company policies. After a full discussion during which the Board determined that the resignation of Mr. Wehrwein would be detrimental to the best interests of the Company and its shareholders, the Board, with Mr. Wehrwein abstaining, unanimously voted not to accept Mr. Wehrwein’s offer of resignation. Mr. Wehrwein withdrew his offer and agreed to continue his service on the Board for this term. In addition, Mr. Wehrwein asked the Governance Committee, and the full Board agreed, to look into the reasons for the large number of withhold votes, share their findings with the Board and make any appropriate recommendations.

The Board determined not to accept Mr. Wehrwein’s offer of resignation for a number of reasons, including its initial understanding of the likely cause of the high level of “withhold” votes received by Mr. Wehrwein and its respectful disagreement with such reasons.  Several of these reasons are set forth below.

•                  It is the Board’s understanding that the number of “withhold” votes received by Mr. Wehrwein were substantially due to an analysis by a third party corporate governance firm that the time commitment required by his service on multiple public company audit committees may preclude Mr. Wehrwein from dedicating the time and attention necessary to fulfill his duties as the Chair of the Board’s Audit Committee despite his experience and training. The Board respectfully disagrees with this view and maintains that, instead of being a detriment, Mr. Wehrwein’s service on the audit committees of several other emerging and small capitalization medical and technology companies provides him with rich experiences and perspectives regarding accounting and securities law matters faced by the

Company and have enabled him to provide outstanding leadership to the Company and its shareholders as the chair of the Audit Committee of the Board.

•                  Mr. Wehrwein provides financial and strategic expertise to the Company, which he developed through positions held during his career as a certified public accountant, investment banker and chief financial officer.

•                  Mr. Wehrwein has only one professional obligation—his service on various boards of directors. As a result of devoting 100% of his time and attention to his board responsibilities, he has a broad exposure to auditing, public accounting, and corporate governance issues, and routinely brings best practices from one company to another.

•                  Mr. Wehrwein has made and continues to make a significant time commitment to the Board and the Company, as recognized by his outstanding attendance at and preparation for Board and committee meetings, as well as his constant availability for informal Board and Company activities. These informal activities typically include consultations with management, the company’s outside auditors and other Board members regarding financial and other issues of importance to the Company.

•                  Mr. Wehrwein lives in the Twin Cities, the home of all of the companies where he is a board member. This close proximity facilitates regular informal meetings with members of management and all but eliminates scheduling issues for him—the result of which is that he has missed only one formal meeting, board or committee or otherwise, across all his various board positions, in the last five years, belying the concern expressed about his ability to devote the time and attention necessary to fulfill his duties as the Chair of the Board’s Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Images, Inc.

Date: May 14, 2010.

	By	/s/ Michael H. Carrel
Michael H. Carrel
President and Chief Executive Officer
(Principal Executive Officer)